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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER: 0-16664

                      GENETIC LABORATORIES WOUND CARE, INC.
             (Exact name of Registrant as specified in its charter)

                                2726 Patton Road
                             St. Paul, MN 55113-1136
                                 (612) 633-0805
                        (Address, including zip code, and
                    telephone number, including area code, of
                    Registrant's principal executive offices)

                          $0.01 par value common stock
            (Title of each class of securities covered by this Form)

                                      None
                  (Title of all other classes of securities for
                       which a duty to file reports under
                         Section 13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [x]                    Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(1)(ii) [ ]                    Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(i)  [ ]                    Rule 12h-3(b)(2)(ii)  [ ]
         Rule 12g-4(a)(2)(ii) [ ]                    Rule 15d-6            [ ]
         Rule 12h-3(b)(1)(i)  [ ]

        Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, Genetic Laboratories Wound Care, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  September 17, 1998
                                         GENETIC LABORATORIES WOUND CARE, INC.



                                         By:   /s/  Arthur A. Beisang
                                            ----------------------------------
                                            Arthur A. Beisang
                                            Chairman and Chief Executive Officer